Exhibit 99.1

Contact:	Daniel M. Quinn	Paul W. Taylor
	President & Chief Executive Officer	E.V.P., Chief Financial & Operating Officer & Secretary
	1331 Seventeenth Street, Suite 300	1331 Seventeenth Street, Suite 300
	Denver, CO 80202	Denver, CO 80202
	303/313-6763	303/293-5563

FOR IMMEDIATE RELEASE:

Guaranty Bancorp Announces 2009 Second Quarter Financial Results and That All Necessary

Approvals or Non-Objections Have Been Received Regarding the Preferred Stock Issuance

Denver, Colorado (July 31, 2009) — Guaranty Bancorp (Nasdaq: GBNK) today reported a second quarter 2009 net loss of $10.9 million, or 21 cents loss per basic and diluted share, compared to second quarter 2008 net income of $2.0 million, or 4 cents earnings per basic and diluted share.  Excluding after-tax intangible asset amortization of $1.0 million, the second quarter 2009 cash net loss was $9.9 million, or 19 cents loss per basic and diluted share, compared to second quarter 2008 cash net income of $3.2 million, or 6 cents earnings per basic and diluted share.  The unfavorable decrease in our second quarter 2009 results as compared to the second quarter 2008 is primarily due to an increased provision for loan losses and Federal Deposit Insurance Corporation (FDIC) insurance assessments, partially offset by a decrease in other noninterest expense.

On May 6, 2009, the Company announced that it had entered into a definitive agreement to sell up to $60 million of mandatorily convertible preferred stock.  The transaction was subject to the receipt of stockholder and regulatory approvals or non-objections, as well as other customary closing conditions.  At the Company’s Special Meeting of Stockholders held on June 29, 2009, each of the proposals presented, the approval of which was a condition of the proposed capital raise, was approved.  On July 27, 2009, the necessary regulatory approvals or non-objections were received by each of the principal investors.  The closing is expected to occur on or about the week of August 10, 2009, subject to the satisfaction of remaining customary closing conditions.

Dan Quinn, Guaranty Bancorp President and CEO, stated, “Even without giving effect to the pending additional capital which will result from the issuance of the preferred stock, the Company ended the quarter with a GAAP equity ratio of 7.90% and a tangible equity ratio of 6.83%.  Further, we had a total risk-based capital ratio of approximately 10.7% for both the consolidated Company, as well as for our subsidiary bank.  The Company has always maintained the capital ratio of its subsidiary bank above the 10% minimum for it to be considered “well capitalized” for regulatory purposes.  The additional capital resulting upon completion of the pending offering will further strengthen the Company and our subsidiary bank’s capital position in this difficult banking environment.”

Mr. Quinn continued, “During the second quarter 2009, our results were negatively affected by a higher provision for loan losses as well as the special assessment from the FDIC on all banks.  However, these items were partially offset by an improvement in net interest margin by 12 basis points over the previous quarter as a result of management initiatives focused on both loan yields and deposit costs. This increase in margin and related spread enabled us to modestly increase our quarterly net interest income even though total earning assets declined during the quarter.  Additionally, our year to date 2009 noninterest expense decreased by $5.2 million, or 13.6%, over the same period in 2008 primarily as a result of a major initiative announced in the second quarter 2008 to better align our expenses with the current size of our business.”

The Company’s net loss for the first six months of 2009 was $10.4 million, or $0.20 loss per basic and diluted share compared to net income of $5.3 million or $0.10 earnings per basic and diluted share for the same period in 2008.  The primary cause for the decrease over 2008 is a $19.3 million increase in the provision for loan losses and $10.5 million reduction in net interest income, partially offset by lower noninterest and tax expense.

Pending Preferred Stock Issuance

On June 29, 2009, the Company held a Special Meeting of Stockholders to obtain stockholder approval of certain matters in connection with its previously announced transaction to raise up to $60 million of capital in the form of preferred stock.  At the Special Meeting, the stockholders approved (i) the issuance of up to 60,000 shares of our 9.0% mandatorily convertible preferred stock and (ii) the Company’s proposed Second Amended and Restated Certificate of Incorporation, which will increase the total authorized number of shares of common stock from 100,000,000 to 150,000,000 and establish a class of non-voting common stock, each of which proposals was fully described in the Company’s proxy statement for the Special Meeting dated June 1, 2009.

On July 27, 2009, the necessary regulatory approvals or non-objections were received by each of the principal investors.  The closing on the sale and issuance of up to $60 million of mandatorily convertible preferred stock is expected to occur on or about the week of August 10, 2009, subject to the satisfaction of the remaining customary closing conditions.

The following table presents the actual and pro forma capital ratios of the Company as of June 30, 2009, assuming the consummation of the sale and issuance of the full $60 million of preferred stock had occurred on June 30, 2009:

	Actual Capital Ratios at June 30, 2009	Pro Forma Capital Ratios at June 30, 2009 (1)
Total Risk-Based Capital Ratio	10.73%	13.84%
Tier 1 Risk-Based Capital Ratio	9.46%	10.04%
Leverage Ratio	8.96%	9.51%

Equity ratio - GAAP	7.90%	10.61%
Tangible equity ratio (2)	6.83%	9.60%

(1)  Assumes the sale and issuance of $60,000,000 of preferred stock, net of $1,000,000 of issuance costs.  The preferred stock is treated as a restricted core capital element for Tier 1 Capital purposes.  Restricted core elements are restricted to an amount not to exceed 25% of all core capital elements.

(2)  The tangible equity ratio includes total equity, less intangible assets.   The methodology of determining tangible equity may differ among companies.

Key Financial Measures

Income Statement

	Quarter Ended			Six Months Ended
	June 30, 2009	March 31, 2009	June 30, 2008	June 30, 2009	June 30, 2008
Earnings (loss) per share-basic & diluted	$(0.21)	$0.01	$0.04	$(0.20)	$0.10
Cash earnings (loss) per share-basic & diluted	$(0.19)	$0.03	$0.06	$(0.16)	$0.15
Return on average assets	(2.17)%	0.09%	0.35%	(1.03)%	0.45%
Return on tangible average assets (cash)	(1.99)%	0.28%	0.62%	(0.85)%	0.73%
Net interest margin	3.38%	3.26%	4.20%	3.32%	4.31%

Balance Sheet

	June 30, 2009	December 31, 2008	% Change	June 30, 2008	% Change
	(Dollars in thousands, except per share amounts)
Total loans, net of unearned discount	$1,651,572	$1,826,333	(9.6)%	$1,789,155	(7.7)%
Loans held for sale	5,250	5,760	(8.9)%	—	100%
Allowance for loan losses	(43,041)	(44,988)	(4.3)%	(26,506)	62.4%
Total assets	1,944,867	2,102,741	(7.5)%	2,358,559	(17.5)%
Average assets, quarter-to-date	2,011,314	2,099,519	(4.2)%	2,350,421	(14.4)%
Total deposits	1,560,730	1,698,651	(8.1)%	1,707,031	(8.6)%
Book value per share	$2.93	$3.07	(4.6)%	$8.04	(63.6)%
Tangible book value per share	$2.50	$2.58	(3.1)%	$2.73	(8.4)%
Equity ratio - GAAP	7.90%	7.68%	2.9%	17.97%	(56.0)%
Tangible equity ratio	6.83%	6.55%	4.3%	6.93%	(1.4)%

Net Interest Income and Margin

	Quarter Ended			Six Months Ended
	June 30, 2009	March 31, 2009	June 30, 2008	June 30, 2009	June 30, 2008
	(Dollars in thousands)

Net interest income	$15,860	$15,718	$20,391	$31,578	$42,041
Interest rate spread	2.77%	2.62%	3.50%	2.69%	3.54%
Net interest margin	3.38%	3.26%	4.20%	3.32%	4.31%
Net interest margin, fully tax equivalent	3.46%	3.34%	4.28%	3.40%	4.41%

Second quarter 2009 net interest income of $15.9 million increased by $0.1 million from the first quarter 2009, and decreased $4.5 million from the second quarter 2008.  The Company’s net interest margin of 3.38% for the second quarter 2009 reflected an increase of 12 basis points from the first quarter 2009 and a decline of 82 basis points from the second quarter 2008. The increase in net interest margin and net interest spread in the second quarter 2009, as compared to the first quarter 2009, is primarily due to initiatives implemented by management in late 2008 and into 2009 through the utilization of minimum rates and higher pricing on renewed and new loans, as well as the replacement of matured time deposits with lower cost deposits.  The decline in the net interest margin from the second quarter 2008 to the second quarter 2009 is mostly attributable to the greater than 200 basis point cut in the target federal funds rate by the Federal Open Market Committee of the Federal Reserve Board since the beginning of the second quarter 2008.  The targeted federal funds rate was 2.25% at April 1, 2008 and fell to between 0% and 0.25% on December 16, 2008, where it remains today. These historically low rates have caused a dramatic decrease to our overall net interest margin throughout 2008 and into 2009.

Interest income decreased by $5.4 million from $30.2 million in the second quarter 2008 to $24.8 million in the second quarter 2009. This decrease was primarily due to a decrease in interest rates.  Approximately 59% of the Company’s outstanding loan balances are variable rate loans and are generally tied to an index, such as prime or LIBOR.  As a result of the decline in rates discussed above, the average yield on loans for the Company decreased by 95 basis points from 6.32% for the quarter ended June 30, 2008 to 5.37% for the same period in 2009. The Company remains asset sensitive at the end of second quarter 2009 and expects that as interest rates rise, net interest income will also increase.

Interest expense decreased by $0.9 million, or 9.3%, to $8.9 million for the second quarter 2009 as compared to the second quarter 2008.  The decrease in interest expense from the second quarter 2008 was primarily the result of a $1.8 million favorable rate variance and a $0.9 million unfavorable volume variance.  The overall cost of funds declined by 21 basis points to 2.51% from the second quarter 2008 to the second quarter 2009, primarily as a result of the overall cost of interest bearing deposits decreasing by 19 basis points.

For the six months ended June 30, 2009, the Company’s net interest income declined by $10.5 million from the same period in 2008.  This decline is due mostly to an $8.0 million unfavorable rate variance due to a 99 basis point decrease in net interest margin, primarily attributable to the Company being asset sensitive coupled with a greater than 400 basis point cut in the target federal funds rate by the Federal Open Market Committee of the Federal Reserve Board since the beginning of 2008. The remainder of the decrease in net interest income is primarily due to lower earning assets.

Noninterest Income

The following table presents noninterest income as of the dates indicated.

	Quarter Ended			Six Months Ended
	June 30, 2009	March 31, 2009	June 30, 2008	June 30, 2009	June 30, 2008
	(In thousands)
Noninterest income:
Customer service and other fees	$2,354	$2,679	$2,528	$5,033	$4,804
Gain on sale of securities	—	—	—	—	138
Other	273	236	604	509	705
Total noninterest income	$2,627	$2,915	$3,132	$5,542	$5,647

Noninterest income for the second quarter 2009 decreased by $0.3 million from the first quarter 2009 and decreased by $0.5 million from the second quarter 2008.

For the six months ended June 30, 2009, noninterest income remained relatively flat to the same period in 2008.

Noninterest Expense

The following table presents noninterest expense as of the dates indicated.

	Quarter Ended			Six Months Ended
	June 30, 2009	March 31, 2009	June 30, 2008	June 30, 2009	June 30, 2008
	(In thousands)
Noninterest expense:
Salaries and employee benefits	$6,712	$6,739	$9,184	$13,451	$18,904
Occupancy expense	1,926	1,921	2,131	3,847	4,132
Furniture and equipment	1,147	1,131	1,383	2,278	2,697
Amortization of intangible assets	1,581	1,582	1,877	3,163	3,754
Other general and administrative	6,348	4,108	5,122	10,456	8,920
Total noninterest expense	$17,714	$15,481	$19,697	$33,195	$38,407

Noninterest expense for the second quarter 2009 increased by $2.2 million as compared to the first quarter 2009, and decreased by $2.0 million from the second quarter 2008.  The increase in noninterest expense for the second quarter 2009 as compared to the first quarter 2009 is primarily due to increases to FDIC insurance assessments, whereas, the decrease in expense from second quarter 2008 is mostly due to a decline in salaries and employee benefits.

Noninterest expense for the second quarter 2009 as compared to the same quarter in 2008 decreased by approximately $2.0 million due mostly to a $2.5 million decrease in salaries and employee benefits, as well as $0.2 million decreases in both occupancy expense and furniture and equipment expense, respectively.  These three categories of noninterest expense decreased in the second quarter 2009, as compared to the same quarter in 2008 primarily as a result of the major effort announced in the second quarter 2008 to better align our expenses with the current size of our business.  Since the second quarter 2008, overall full-time equivalent employees have decreased from 441 to 380, and the Company has reduced the number of branches by two.

Amortization of intangible assets in the second quarter 2009 remained relatively flat as compared to the first quarter 2009 and decreased by $0.3 million from the second quarter 2008.  The decrease from second quarter 2008 is the result of the use of accelerated amortization related to our core deposit intangible assets.

Other general and administrative expense increased in the second quarter 2009 by $2.2 million from the first quarter 2009 and increased by $1.2 million from the second quarter 2008.  The increase from the first quarter 2009 is primarily a result of a $1.2 million increase in FDIC insurance assessments due both to higher rates starting on April 1, 2009, as well as the special assessment imposed by the FDIC on all banks during the second quarter of 2009.  Additionally, there were $0.9 million in write-downs of other real estate owned during the second quarter 2009. The increase of $1.2 million from the second quarter 2008 is primarily a result of a $1.5 million increase in FDIC insurance assessments on our deposits and a $0.9 million increase in write-downs of other real estate owned.  These increases were partially offset by a decrease resulting from a $1.3 million charge in the second quarter 2008 related to the decision to close two branches.

Noninterest expense for the six months ended June 30, 2009 decreased by $5.2 million, or 13.6%, over the same period in 2008.  This decline in noninterest expense is mostly attributable to a $5.5 million decrease in salaries and employee benefits expense due primarily to a decline in staffing levels as a result of the major effort announced in the second quarter 2008 to better align our expenses with the current size of our business.  Additionally, there was a $0.3 million decrease in occupancy expense and a $0.4 million decrease in furniture and equipment expense, primarily as a result of the closure of two branches in 2008 and a decision to outsource certain processing items for the Company.  These expense reductions were partially offset by a $1.5 million increase to other noninterest expense, which increased primarily as a result of a $1.9 million increase to FDIC insurance assessments and a $0.6 million increase in professional services due mostly to higher legal and other professional fees related to the work-out of problem credits.  These increases to other noninterest expense were partially offset by a decrease resulting from a $1.3 million charge in the second quarter 2008 related to the decision to close two branches.

Balance Sheet

	June 30, 2009	December 31, 2008	% Change	June 30, 2008	% Change
	(Dollars in thousands, except per share amounts)
Total assets	1,944,867	2,102,741	(7.5)%	2,358,559	(17.5)%
Average assets, quarter-to-date	2,011,314	2,099,519	(4.2)%	2,350,421	(14.4)%
Total deposits	1,560,730	1,698,651	(8.1)%	1,707,031	(8.6)%

Equity ratio - GAAP	7.90%	7.68%	2.9%	17.97%	(56.0)%
Tangible equity ratio	6.83%	6.55%	4.3%	6.93%	1.4%

At June 30, 2009, the Company had total assets of approximately $1.9 billion as compared to $2.1 billion at December 31, 2008, and $2.4 billion at June 30, 2008.  The Company’s shrinking balance sheet during 2009 is primarily a result of management’s effort to improve the risk profile of the Company by decreasing its exposure to real estate loans and improve overall capital ratios.  The decline in assets from December 31, 2008, is primarily a result of a $175 million decrease in total loans outstanding, consisting mostly of a $70 million decrease in real estate loans and a $107 million decrease in commercial loans.  The decline in commercial loans was mostly due to a reduction in lower yielding syndicated and participated loans.  The decline in overall assets from June 30, 2008 is mostly due to a reduction in intangible assets as a result of a non-cash goodwill impairment charge recorded in the third quarter 2008.

The GAAP equity ratio and tangible equity ratio each increased from December 31, 2008.  The tangible equity ratio was 6.83% at June 30, 2009 as compared to 6.55% at December 31, 2008, an increase of 4.3%.

The following table sets forth the amounts of our loans outstanding (excluding loans held for sale) at the dates indicated:

	June 30, 2009	March 31, 2009	December 31, 2008	June 30, 2008
	(In thousands)
Loans on real estate:
Residential and commercial	$682,923	$658,982	$680,030	$717,533
Construction	190,197	250,665	268,306	232,522
Equity lines of credit	55,812	52,679	50,270	46,778
Commercial loans	639,462	714,218	746,241	705,309
Agricultural loans	22,764	22,686	22,738	29,442
Lease financing	4,722	3,547	3,549	472
Installment loans to individuals	37,878	38,220	38,352	39,611
Overdrafts	569	987	855	915
SBA and other	20,215	18,294	19,592	20,241
	1,654,542	1,760,278	1,829,933	1,792,823
Unearned discount	(2,970)	(3,175)	(3,600)	(3,668)
Loans, net of unearned discount	$1,651,572	$1,757,103	$1,826,333	$1,789,155

There were $928.9 million of real estate loans at June 30, 2009 as compared to $998.6 million at December 31, 2008, a decrease of $69.7 million.  Management continues its efforts to decrease its exposure to residential real-estate and residential land and land development loans.  At June 30, 2009, there were approximately $37 million of loans secured by for-sale residential real estate and approximately $84 million of residential land and land development loans, respectively.  This compares to December 31, 2008, with approximately $57 million of loans secured by for-sale residential real estate and approximately $114 million of residential land and land development loans.

The $78.1 million decrease in construction loans, and the $2.9 million increase in residential and commercial real estate loans at June 30, 2009 as compared to December 31, 2008 is partially a result of a $44 million reclassification of construction loans to commercial real estate loans due to the completion of the underlying building projects and the commencement of amortization of these loans.   Most of the remainder of the decrease in construction loans was a result of moving the loans to other real estate owned during 2009.

The following table sets forth the amounts of our deposits outstanding at the dates indicated:

	June 30, 2009	March 31, 2009	December 31, 2008	June 30, 2008
	(In thousands)
Noninterest bearing deposits	$352,185	$422,509	$433,761	$515,646
Interest bearing demand	142,013	140,110	145,492	149,019
Money market	306,243	285,164	315,364	524,592
Savings	72,143	72,157	68,064	71,474
Time	688,146	719,857	735,970	446,300
Total deposits	$1,560,730	$1,639,797	$1,698,651	$1,707,031

Total deposits at June 30, 2009 declined by $137.9 million, as compared to December 31, 2008, as a result of $47.8 million decrease in time deposits and a $90.1 million decrease in other categories.   A portion of the decrease in noninterest bearing deposits is due to a $66.5 million movement of funds from a noninterest bearing account to a money market account by a single account holder who administers an omnibus account on behalf of bank cash sweep account customers.

It is expected that the decline in time deposits will continue throughout 2009.  At June 30, 2009, there were approximately $177 million in brokered time deposits, excluding reciprocal balances with other banks through the Certificate of Deposit Account Registry Service (CDARS).  Approximately $60 million of brokered deposits with an average rate of 3.84% will mature during the remainder of 2009 and management does not expect to replace all of these maturities with new time deposits.

Noninterest bearing deposits decreased by $70.3 million as compared to March 31, 2009, partially as a result of a $66.5 million movement to money market by a single account holder as discussed above.  Noninterest bearing deposits comprised 22.6% of total deposits at June 30, 2009 as compared to 25.8% at March 31, 2009.

Borrowings were $164.5 million at June 30, 2009 as compared to $166.4 million at December 31, 2008, and $147.1 million at June 30, 2008.  The entire balance of borrowings at each balance sheet date consisted of term advances with the Federal Home Loan Bank.

Regulatory Capital Ratios

The Company’s and the subsidiary bank’s capital ratios remain above the highest regulatory capital requirement of “well-capitalized” at June 30, 2009.   The Company’s and the bank subsidiary’s actual capital ratios for June 30, 2009 and December 31, 2008 are presented in the table below:

	Ratio at June 30, 2009	Ratio at December 31, 2008	Minimum Capital Requirement	Minimum Requirement for “Well Capitalized” Institution

Total Risk-Based Capital Ratio:
Consolidated	10.73%	10.61%	8.00%	N/A
Guaranty Bank and Trust Company	10.71%	10.52%	8.00%	10.00%
Tier 1 Risk-Based Capital Ratio:
Consolidated	9.46%	9.35%	4.00%	N/A
Guaranty Bank and Trust Company	9.44%	9.26%	4.00%	6.00%
Leverage Ratio:
Consolidated	8.96%	8.98%	4.00%	N/A
Guaranty Bank and Trust Company	8.95%	8.90%	4.00%	5.00%

Generally, the allowance for loan losses is included in both total capital for regulatory purposes, but is limited to 1.25% of total risk-weighted assets.  Without this limitation, the total risk-based capital ratio would be higher. At June 30, 2009, approximately $19.3 million of the Company’s allowance for loan losses is disallowed from being included in total risk-based capital under the regulatory capital rules, or approximately 1.01% of total risk-weighted assets.

Asset Quality

The following table presents selected asset quality data (excluding loans held for sale) as of the dates indicated:

	June 30, 2009	March 31, 2009	December 31, 2008	September 30, 2008	June 30, 2008
	(Dollars in thousands)

Nonaccrual loans, not restructured	$52,483	$57,299	$54,594	$54,654	$29,742
Accruing loans past due 90 days or more	2,671	911	228	324	98

Total nonperforming loans (NPLs)	55,154	58,210	54,822	54,978	29,840
Other real estate owned and foreclosed assets	34,746	14,524	484	1,199	1,910

Total nonperforming assets (NPAs)	$89,900	$72,734	$55,306	$56,177	$31,750

Accruing loans past due 30-89 days	$39,836	$31,957	$35,169	$20,660	$20,169

Allowance for loan losses	$43,041	$37,598	$44,988	$44,765	$26,506

Selected ratios:
NPLs to loans, net of unearned discount	3.34%	3.31%	3.00%	3.09%	1.67%
NPAs to total assets	4.62%	3.57%	2.63%	2.74%	1.35%
Allowance for loan losses to NPAs	47.88%	51.69%	81.34%	79.69%	83.48%
Allowance for loan losses to NPLs	78.04%	64.59%	82.06%	81.42%	88.83%
Allowance for loan losses to loans, net of unearned discount	2.61%	2.14%	2.46%	2.52%	1.48%
Loans 30-89 days past due to loans, net of unearned discount	2.41%	1.82%	1.93%	1.16%	1.13%

The types of nonperforming loans (excluding loans held for sale) as of June 30, 2009 and March 31, 2009 are as follows:

	Nonperforming Loans
	June 30, 2009			March 31, 2009
	Loan Balance	Percent	Related Allowance	Loan Balance	Percent	Related Allowance
	(Amounts in thousands)
Residential Construction, Land and Land Development	$28,838	52.3%	$3,066	$31,194	53.6%	$2,842
Other Residential Loans	3,245	5.9%	591	3,720	6.4%	424
Commercial and Industrial Loans	10,869	19.7%	659	12,262	21.1%	1,080
Commercial Real Estate	10,979	19.9%	2,725	10,962	18.8%	1,957
Other	1,223	2.2%	250	72	0.1%	39
Total	$55,154	100.0%	$7,291	$58,210	100.0%	$6,342

The types of loans included in the accruing loans past due 30-89 days as of June 30, 2009 and March 31, 2009 are as follows:

	Accruing loans past due 30-89 days
	June 30, 2009		March 31, 2009
	Loan Balance	Percent	Loan Balance	Percent
	(Amounts in thousands)
Residential Construction, Land and Land Development	$12,096	30.4%	$20,539	64.3%
Other Residential Loan	3,339	8.4%	153	0.5%
Commercial and Industrial Loans	21,389	53.6%	8,065	25.2%
Commercial Real Estate	2,419	6.1%	2,265	7.1%
Other	593	1.5%	935	2.9%
Total	$39,836	100.0%	$31,957	100.0%

At June 30, 2009, approximately $25 million of the $39.8 million of accruing loans past due 30-89 days were matured and in the process of renewal. These loans are current with respect to payments, but are on the past due listing as they have matured and need to be renewed.  During the last three quarters, the Company has seen an increase of approximately $6.1 million in the matured past due loan category.  Due to more conservative underwriting requirements and pricing increases being sought, it is taking longer to negotiate and redocument the matured loans.

Accruing loans over 90 days past due increased to $2.7 million at June 30, 2009, from $0.9 million at March 31, 2009.   Included in the $2.7 million at June 30, 2009, was a single loan for $2.5 million which was renewed subsequent to quarter-end and is performing to its terms.

The Company recorded a provision for loan losses in the second quarter 2009 of $18.6 million, as compared to $0.9 million in the second quarter 2008 and $2.5 million in the first quarter 2009.   The second quarter 2009 provision for loan losses excess over second quarter net charge-offs was due primarily to the impact of continued stress on commercial real estate values and performance on our general component of the allowance for loan losses.

Net chargeoffs in the second quarter 2009 were $13.2 million, as compared to $0.4 million in the second quarter 2008, and $9.9 million in the first quarter 2009.  Impaired loans as of June 30, 2009 totaled $55.2 million, as compared to $58.2 million at the end of the first quarter 2009.

The allowance for loan losses to total loans outstanding was 2.61% at June 30, 2009, as compared to 2.46% at December 31, 2008 and 1.48% at June 30, 2008.

Shares Outstanding

As of June 30, 2009, the Company had 52,438,908 shares outstanding, including 1,110,744 shares of unvested stock awards, but excluding 66,616 shares to be issued under its deferred compensation plan.

Non-GAAP Financial Measures

This press release includes non-GAAP financial measures related to the income statement, including cash net income, cash earnings per share and return on average tangible assets (cash), which exclude the after-tax impact of intangible asset amortization expense.

This press release also includes non-GAAP financial measures related to tangible assets, including return on average tangible assets (cash), tangible book value and tangible equity ratio, which exclude intangible assets.

The Company discloses these non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of the Company’s core financial performance. Management believes that these non-GAAP financial measures allow for additional transparency and are used by some investors, analysts and other users of the Company’s financial information as performance measures. These non-GAAP financial measures are presented for supplemental informational purposes only for understanding the Company’s operating results and should not be considered a substitute for financial information presented in accordance with GAAP. These non-GAAP financial measures presented by the Company may be different from non-GAAP financial measures used by other companies.

The following non-GAAP schedule reconciles cash net income and return on tangible net assets (cash) to their respective GAAP measure as of the dates indicated:

	Quarter Ended			Six Months Ended
	June 30, 2009	March 31, 2009	June 30, 2008	June 30, 2009	June 30, 2008
	(In thousands, except per share data)
Cash net income (loss)
GAAP net income (loss)	$(10,857)	$436	$2,025	$(10,421)	$5,270
Add: Amortization of intangible assets	1,581	1,582	1,877	3,163	3,754
Less: Income tax effect	(600)	(602)	(713)	(1,202)	(1,427)
Cash net income (loss)	$(9,876)	$1,416	$3,189	$(8,460)	$7,597

Weighted average shares — diluted	51,339,542	51,277,930	51,091,042	51,312,847	51,086,578

Earnings (loss) per share — diluted	$(0.21)	$0.01	$0.04	$(0.20)	$0.10
Add: Amortization of intangible assets (after tax effect)	0.02	0.02	0.02	0.04	0.05
Cash earnings (loss) per share	$(0.19)	$0.03	$0.06	$(0.16)	$0.15

Return on tangible net assets (cash)
Cash net income (loss)	$(9,876)	$1,416	$3,189	$(8,460)	$7,597

Average total assets	$2,011,314	$2,065,680	$2,350,421	$2,038,347	$2,363,499
Less: Average intangible assets	(23,016)	(24,671)	(280,845)	(23,839)	(281,837)
Average tangible assets	$1,988,298	$2,041,009	$2,069,576	$2,014,508	$2,081,662

Return on average assets - GAAP net income (loss) divided by total average assets	(2.17)%	0.09%	0.35%	(1.03)%	0.45%

Return on average tangible assets (cash) - cash net income (loss) divided by average tangible assets	(1.99)%	0.28%	0.62%	(0.85)%	0.73%

The following non-GAAP schedule reconciles the book value per share to the tangible book value per share and the tangible equity ratio as of the dates indicated:

	June 30, 2009	December 31, 2008	June 30, 2008
	(Dollars in thousands, except per share amounts)
Tangible Book Value per Share
Stockholders’ equity	$153,607	$161,580	$423,927
Less: Intangible assets	(22,337)	(25,500)	(279,927)
Tangible equity	$131,270	$136,080	$144,000

Number of shares outstanding and to be issued	52,505,524	52,654,131	52,736,269
Book value per share	$2.93	$3.07	$8.04
Tangible book value per share	$2.50	$2.58	$2.73

Tangible Equity Ratio
Total assets	$1,944,867	$2,102,741	$2,358,559
Less: Intangible assets	(22,337)	(25,500)	(279,927)
Tangible assets	$1,922,530	$2,077,241	$2,078,632

Equity ratio - GAAP (stockholders’ equity / total assets)	7.90%	7.68%	17.97%
Tangible equity ratio (tangible equity / tangible assets)	6.83%	6.55%	6.93%

About Guaranty Bancorp

Guaranty Bancorp is a bank holding company that operates 34 branches in Colorado through a single bank, Guaranty Bank and Trust Company. The bank provides banking and other financial services including real estate, construction, commercial and industrial, energy, consumer and agricultural loans throughout its targeted Colorado markets to consumers and small to medium-sized businesses, including the owners and employees of those businesses. The bank also provides trust services, including personal trust administration, estate settlement, investment management accounts and self-directed IRAs. More information about Guaranty Bancorp can be found at www.gbnk.com.

Forward-Looking Statements

Certain statements contained in this press release, including, without limitation, statements containing the words “believes”, “anticipates”, “intends”, “expects”, and words of similar import, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among others, the following: general economic and business conditions in those areas in which the Company operates; demographic changes; competition; fluctuations in interest rates; continued ability to attract and employ qualified personnel; costs and uncertainties related to the outcome of pending litigation; changes in business strategy or development plans; changes that occur in the securities markets; changes in governmental legislation or regulation; changes in credit quality; the availability of capital to fund the expansion of the Company’s business; the failure to obtain approval to participate in the U.S. Treasury’s Capital Purchase Program and, if such approval is obtained, the failure to complete the sale of preferred stock under such program; the failure to consummate the previously announced capital raise of up to $60 million; economic, political and global changes arising from natural disasters; the war on terrorism; conflicts in the Middle East; and additional “Risk Factors” referenced in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as supplemented from time to time.  When relying on forward-looking statements to make decisions with respect to the Company, investors and others are cautioned to consider these and other risks and uncertainties.  The Company can give no assurance that any goal or plan or expectation set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made.  The forward-looking statements are made as of the date of this press release, and the Company does not intend, and assumes no obligation, to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

GUARANTY BANCORP AND SUBSIDIARIES

Unaudited Consolidated Balance Sheets

	June 30, 2009	December 31, 2008	June 30, 2008
	(In thousands)
Assets
Cash and due from banks	$28,403	$32,189	$44,175
Federal funds sold	18,693	13,522	11,672
Cash and cash equivalents	47,096	45,711	55,847
Securities available for sale, at fair value	97,461	102,874	112,118
Securities held to maturity	10,929	13,114	13,772
Bank stocks, at cost	16,562	28,276	32,713
Total investments	124,952	144,264	158,603

Loans, net of unearned discount	1,651,572	1,826,333	1,789,155
Less allowance for loan losses	(43,041)	(44,988)	(26,506)
Net loans	1,608,531	1,781,345	1,762,649
Loans held for sale	5,250	5,760	—
Premises and equipment, net	61,903	63,018	65,087
Other real estate owned and foreclosed assets	34,746	484	1,910
Goodwill	—	—	250,748
Other intangible assets, net	22,337	25,500	29,179
Other assets	40,052	36,659	34,536
Total assets	$1,944,867	$2,102,741	$2,358,559

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing demand	$352,185	$433,761	$515,646
Interest-bearing demand	448,256	460,856	673,611
Savings	72,143	68,064	71,474
Time	688,146	735,970	446,300
Total deposits	1,560,730	1,698,651	1,707,031
Securities sold under agreements to repurchase and federal funds purchased	13,071	21,781	21,442
Borrowings	164,459	166,404	147,117
Subordinated debentures	41,239	41,239	41,239
Interest payable and other liabilities	11,761	13,086	17,803
Total liabilities	1,791,260	1,941,161	1,934,632

Stockholders’ equity:
Common stock	65	65	65
Additional paid-in capital	617,599	617,188	619,188
Shares to be issued for deferred compensation obligations	120	710	613
Accumulated deficit	(362,424)	(352,003)	(89,997)
Accumulated other comprehensive income (loss)	691	(1,302)	(2,894)
Treasury Stock	(102,444)	(103,078)	(103,048)
Total stockholders’ equity	153,607	161,580	423,927
Total liabilities and stockholders’ equity	$1,944,867	$2,102,741	$2,358,559

GUARANTY BANCORP AND SUBSIDIARIES

Unaudited Consolidated Statements of Income (Loss)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	(In thousands, except share and per share data)
Interest income:
Loans, including fees	$23,208	$28,107	$46,284	$59,147
Investment securities:
Taxable	590	779	1,316	1,463
Tax-exempt	765	877	1,532	1,770
Dividends	198	435	486	905
Federal funds sold and other	14	18	17	334
Total interest income	24,775	30,216	49,635	63,619
Interest expense:
Deposits	6,910	7,411	14,035	17,206
Federal funds purchased and repurchase agreements	31	145	69	282
Borrowings	1,312	1,417	2,633	2,446
Subordinated debentures	662	852	1,320	1,644
Total interest expense	8,915	9,825	18,057	21,578
Net interest income	15,860	20,391	31,578	42,041
Provision for loan losses	18,605	900	21,110	1,775
Net interest income, after provision for loan losses	(2,745)	19,491	10,468	40,266
Noninterest income:
Customer service and other fees	2,354	2,528	5,033	4,804
Gain on sale of securities	—	—	—	138
Other	273	604	509	705
Total noninterest income	2,627	3,132	5,542	5,647
Noninterest expense:
Salaries and employee benefits	6,712	9,184	13,451	18,904
Occupancy expense	1,926	2,131	3,847	4,132
Furniture and equipment	1,147	1,383	2,278	2,697
Amortization of intangible assets	1,581	1,877	3,163	3,754
Other general and administrative	6,348	5,122	10,456	8,920
Total noninterest expense	17,714	19,697	33,195	38,407
Income (loss) before income taxes	(17,832)	2,926	(17,185)	7,506
Income tax expense (benefit)	(6,975)	901	(6,764)	2,236
Net income (loss)	$(10,857)	$2,025	$(10,421)	$5,270

Earnings (loss) per share—basic:	$(0.21)	$0.04	$(0.20)	$0.10
Earnings (loss) per share—diluted:	(0.21)	0.04	(0.20)	0.10

Weighted average shares outstanding-basic	51,339,542	51,004,472	51,312,847	50,996,350
Weighted average shares outstanding-diluted	51,339,542	51,091,042	51,312,847	51,086,578

GUARANTY BANCORP AND SUSIDIARIES

Unaudited Consolidated Average Balance Sheets

	QTD Average			YTD Average
	June 30, 2009	March 31, 2009	June 30, 2008	June 30, 2009	June 30, 2008
	(In thousands)
Assets
Interest earning assets
Loans, net of unearned discount	$1,733,168	$1,808,727	$1,788,603	$1,770,738	$1,778,098
Securities	132,231	141,031	162,293	136,607	161,035
Other earning assets	16,175	5,175	2,738	10,704	22,267
Average earning assets	1,881,574	1,954,933	1,953,634	1,918,049	1,961,400
Other assets	129,740	110,747	396,787	120,298	402,099

Total average assets	$2,011,314	$2,065,680	$2,350,421	$2,038,347	$2,363,499

Liabilities and Stockholders’ Equity
Average liabilities:
Average deposits:
Noninterest-bearing deposits	$410,517	$432,080	$452,315	$421,239	$462,564
Interest-bearing deposits	1,203,107	1,227,242	1,195,998	1,215,108	1,236,802
Average deposits	1,613,624	1,659,322	1,648,313	1,636,347	1,699,366
Other interest-bearing liabilities	222,234	230,379	258,557	226,283	219,595
Other liabilities	10,472	12,122	18,802	11,294	20,893
Total average liabilities	1,846,330	1,901,823	1,925,672	1,873,924	1,939,854
Average stockholders’ equity	164,984	163,857	424,749	164,423	423,645
Total average liabilities and stockholders’ equity	$2,011,314	$2,065,680	$2,350,421	$2,038,347	$2,363,499

GUARANTY BANCORP
Unaudited Credit Quality Measures

	Quarter Ended
	June 30, 2009	March 31, 2009	December 31, 2008	September 30, 2008	June 30, 2008
	(Dollars in thousands)
Nonaccrual loans and leases, not restructured	$52,483	$57,299	$54,594	$54,654	$29,742
Accruing loans past due 90 days or more	2,671	911	228	324	98
Total nonperforming loans	$55,154	$58,210	$54,822	$54,978	$29,840
Other real estate owned and foreclosed assets	34,746	14,524	484	1,199	1,910
Total nonperforming assets	$89,900	$72,734	$55,306	$56,177	$31,750

Impaired loans	$55,154	$58,210	$54,822	$54,978	$29,840
Allocated allowance for loan losses	(7,291)	(6,342)	(11,064)	(12,825)	(6,295)
Net investment in impaired loans	$47,863	$51,868	$43,758	$42,153	$23,545

Charged-off loans	$13,509	$10,262	$2,032	$12,779	$673
Recoveries	(347)	(367)	(1,005)	(288)	(231)
Net charge-offs	$13,162	$9,895	$1,027	$12,491	$442

Provision for loan loss	$18,605	$2,505	$1,250	$30,750	$900

Allowance for loan losses	$43,041	$37,598	$44,988	$44,765	$26,506

Allowance for loan losses to loans, net of unearned discount	2.61%	2.14%	2.46%	2.52%	1.48%
Allowance for loan losses to nonaccrual loans	82.01%	65.62%	82.41%	81.91%	89.12%
Allowance for loan losses to nonperforming assets	47.88%	51.69%	81.34%	79.69%	83.48%
Allowance for loan losses to nonperforming loans	78.04%	64.59%	82.06%	81.42%	88.83%

Nonperforming assets to loans, net of unearned discount, and other real estate owned	5.33%	4.11%	3.03%	3.15%	1.77%
Nonperforming assets to total assets	4.62%	3.57%	2.63%	2.74%	1.35%
Nonaccrual loans to loans, net of unearned discount	3.18%	3.26%	2.99%	3.07%	1.66%
Nonperforming loans to loans, net of unearned discount	3.34%	3.31%	3.00%	3.09%	1.67%
Annualized net charge-offs to average loans	3.05%	2.22%	0.22%	2.75%	0.10%